EXHIBIT 99.1

CAMAC Energy Inc. Announces Second Quarter 2013 Results and Provides Operational Update

HOUSTON, Aug. 13, 2013 /PRNewswire/ -- CAMAC Energy Inc. (NYSE MKT: CAK) today announced a net loss of $4.4 million, or $(0.03) per diluted share for the quarter ended June 30, 2013. For the same period in 2012, CAMAC Energy reported a net loss of $4.0 million, or $(0.03) per diluted share.

Operating revenues for the Company were $1.9 million for the quarter ended June 30, 2013, compared to $0 for the same period in 2012. The increase in 2013 was due to increased oil sales, as there was not a lifting in the prior year period.

Average daily gross production for the quarter ended June 30, 2013 was 2,329 barrels of oil per day, versus 2,786 barrels of oil per day during the second quarter of 2012. CAMAC Energy's net share of average daily production during the second quarter of 2013 was 199 barrels of oil per day compared to 461 barrels of oil per day during the second quarter of 2012. In the second quarter of 2013, there was one oil lifting from Oyo Field of approximately 220,000 barrels, 18,800 net to the Company's interest, at a sales price of approximately $103 per barrel. In the second quarter of 2012, there were no oil liftings.

General and administrative expenses were $3.4 million for the second quarter of 2013, compared to $2.9 million for the second quarter of 2012. The increase in the second quarter of 2013 versus the same period in 2012 was primarily due to higher salaries and benefits and increased consulting expenses.

Update on Operations

Nigeria

Allied Energy Plc ("Allied"), the operator of OMLs 120 and 121, is awaiting the arrival of the Sedneth 701 semi-submersible drilling rig in order to commence drilling of the Oyo well #7. Transfer of the rig, pursuant to a Deed of Assignment with Transocean Ltd. and Nigerian Petroleum Development Corporation Limited ("NPDC"), has been delayed past the previously announced date of July 31, 2013 due to unanticipated drilling problems at its current location. Currently, efforts are being made to resolve the problems at its current drilling location and release the rig to Allied. The Company currently expects that the spudding of Oyo # 7 well will be delayed at least until late August or early September. The well's dual objectives are to increase production from the currently producing Pliocene reservoir and explore the resource potential in the deeper Miocene. During the first phase of drilling, expected to last 60 days, the plan is to drill down into the Miocene and, after testing, to plug the lower section of the well, move back up and drill directionally into the Pliocene reservoir.

After the completion of the first drilling phase, the rig will be released to NPDC per the previously announced Deed of Assignment between NPDC and Allied.

The second phase of drilling to complete the well and begin production will commence in 2014 upon receipt of the necessary long-lead items. Allied is currently in negotiations with a rig provider to lease a rig for the full twelve months of 2014 to complete well #7, drill and complete well #8 and potentially drill Oyo well #9 and one Miocene exploration well.

Kenya

During the quarter, the Company completed shooting airborne gravity and magnetic geophysical surveys on onshore Lamu Basin Blocks L1B and L16. The data acquisition covers essentially the entire 12,129 square kilometers in Block L1B and the entire 3,613 square kilometers in Block L16 and satisfies the gravity and magnetic survey requirements for each Block under the relevant Production Sharing Contracts. The Company expects to receive initial results of the shoot by the end of the third quarter of 2013. The results will be used to optimize the placement of 2-D seismic lines by identifying faults, basement structures and intra-sedimentary volcanic layers and/or intrusions. The Company is currently in negotiations with a leading geophysical services company to acquire a new 2-D seismic survey on both onshore blocks subsequent to the receipt of results, while continuing to evaluate existing seismic data on Block L1B to identify leads and prospects.

On its Kenya offshore Blocks L27 and L28, the Company is undertaking a regional geological study in advance of its participation in a 2-D multi-client seismic acquisition covering both Blocks sponsored by the Kenyan Government. The Company expects the acquisition to commence within the next twelve months.

The Gambia

In The Gambia, the Company is currently undertaking a geological and geophysical study in addition to evaluating existing 2-D seismic over its offshore Blocks A2 and A5 in order to delineate its 3-D seismic acquisition program. The company is currently in negotiations with a leading geophysical services company to acquire a new 2-D seismic survey on both A2 and A5.

Conference Call Details

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss CAMAC Energy's operations and second quarter results. Hosting the call will be Earl W. McNiel, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing, (877) 317-6789 or for international callers, (412) 317-6789. A replay will be available shortly after the conference call through 9 a.m. Eastern Time on September 13, 2013, and can be accessed by dialing (877) 344-7529 or for international callers, The passcode for the replay is 10031886.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors--Events & Presentations section of CAMAC Energy's website at www.camacenergy.com. A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE MKT: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company's principal assets include interests in OML 120 and OML 121, offshore oil and gas leases in deep water Nigeria which include the currently producing Oyo Oilfield, and six recently acquired exploration blocks in Kenya and The Gambia. The Company is currently pursuing further additions to its exploration portfolio in East and West Africa. The Company was founded in 2005 and has offices in Houston, Texas, Nairobi, Kenya, Banjul, Gambia and Lagos, Nigeria.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are "forward-looking statements," including statements regarding the Company's proposed transactions, business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "will," "should," "believes," "expects," "anticipates" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of their respective dates. Risks and uncertainties regarding the transactions described herein include the possibility that the schedule for drilling may be delayed due to unavailability or delays in procurement of necessary equipment and materials. In addition, the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of other factors including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission ("SEC"). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts

Media:
CAMAC Energy Inc.
713-797-2940
PR@camacenergy.com

or

Investor Relations:
Renmark Financial Communications Inc.
Robert Thaemlitz: rthaemlitz@renmarkfinancial.com
Laurence A. Lachance: llachance@renmarkfinancial.com
416-644-2020 or 514-939-3989
www.renmarkfinancial.com

CAMAC Energy Inc.
832-209-1419
IR@camacenergy.com

SOURCE CAMAC Energy Inc.

RELATED LINKS
http://www.camacenergy.com